EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Advance Auto Parts, Inc. and subsidiaries on Form S-8 of our reports dated March 11, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections), appearing in the Annual Report on Form 10-K of Advance Auto Parts, Inc. and subsidiaries for the year ended January 3, 2004.

DELOITTE & TOUCHE LLP

McLean, Virginia
May 18, 2004